Exhibit 10.5

Commercial Banking – GTRF Receivables Finance Division

(CARM 170524, 170310 & CM 170421)

CONFIDENTIAL

THE DIRECTORS

TREASURE SUCCESS INTERNATIONAL LIMITED

19/F FORD GLORY PLAZA

37-39 WING HONG STREET

CHEUNG SHA WAN

KOWLOON	5 June 2017

Dear Sirs

Offer Letter - Invoice Discounting / Factoring Agreement

With reference to our recent discussions, we are pleased to offer to provide you with debts purchase services. The services will be made available to you on the terms and subject to conditions set out in this letter as well as in the Invoice Discounting / Factoring Agreement between you and us (incorporating, amongst other things, our Standard Conditions For Invoice Discounting / Factoring (“Standard Conditions”) (together constituting the “Invoice Discounting / Factoring Agreement”)). These services are subject to review at any time and, in any event by 1 May 2018.

This is the Offer Letter referred to in the Invoice Discounting / Factoring Agreement between you and us. An expression used in this letter shall have the meaning given to it in the Invoice Discounting / Factoring Agreement, if such expression appears there.

A.	SERVICES OFFERED BY THE BANK

*	Credit Management - we provide services in respect of the collection of Debts and/or maintenance of a sales ledger in the manner from time to time determined by the Bank.

*	Debts shall be purchased on a disclosed basis as set out in Section E below.

*	Credit Protection - we purchase Credit Protected Debts on a Without Recourse basis (Note: please refer to the Standard Conditions on the meaning of “Without Recourse” as used in this Offer Letter).

*	Finance - we may give you the benefit of Prepayments.

The Hongkong and Shanghai Banking Corporation Limited
Commercial Banking Hong Kong
GTRF Receivables Finance Division
9/F, HSBC Building MongKok, 673 Nathan Road, MongKok, Kowloon
Tel: 3941 6211 Fax: 3418 4982 SWIFT: HSBCHKHH
Web Site : www.hsbc.com.hk

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

B.	BASIC TERMS OF FINANCE SERVICE

1.	Funds In Use Limit (FIU Limit):	USD12,000,000.- or its equivalent

2.	Discounting Charge (on Funds In Use):

In respect of each day on which the rate for Discounting Charge is to be determined, such rate to be:-

At 1.5% per annum over 1 month LIBOR (London Interbank Offered Rate) on such day.

At 1.5% per annum over month HIBOR (HongKong Interbank Offered Rate) on such day.

For details of benchmark interest rates, please refer to the attached Appendix.

3.	Prepayment Percentage / Funding Limit:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.

4.	Concentration Percentage:	85%.

5.	Eligible Debt Grace Period:	Nil

C.	BASIC TERMS OF CREDIT PROTECTION SERVICE

1.	Credit Cover Percentage(s) / Credit Cover Limit(s) / Credit Protection Events:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.

2.	First Loss:	As specified in a Customer Limit Advice issued in respect of the relevant Customer. If no First Loss is specified in the Customer Limit Advice, the First Loss of such Customer will be “Nil”.

We may in our own name take out credit insurance and/or appoint Correspondent Factors) to collect payment of the Debts.

D.	BASIC TERMS APPLICABLE TO ALL SERVICES

1.	Customer(s):	To be approved by the Bank from time to time and as advised by the Bank to the Client.

2.	Service Charge:	0.35% flat on the face value of the invoice for each Debt.

3.	Maximum Terms of Payment:	90 days unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

4.	Maximum Invoicing Period:	30 days after the date of delivery of the Goods unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

E.	NOTICE OF ASSIGNMENT FOR DEBTS AND COLLECTION

1.	The Debts of all Customers will be purchased on a disclosed basis (that is, giving the notices of assignment for the Debts) except as otherwise agreed by us in writing.

2.	The Debts shall be collected and paid into the designated account maintained by you with us and held on trust for us. However, we have the overriding right at any time to direct any Debt to be paid directly to us.

F.	DOCUMENTS REQUIRED

1.	You shall provide us with the following documents in each case in the form and substance satisfactory to us:-

(a)	the Invoice Discounting / Factoring Agreement made between you and us;

(b)	a certified extract of your board resolutions approving and authorizing the execution, delivery and performance of this letter and the Invoice Discounting / Factoring Agreement and designating the Authorized Person(s) in connection with the Invoice Discounting / Factoring Agreement;

(c)	all security documents referred to in Section G below; and

(d)	such other documents, terms or evidence that we may require from time to time.

No request for any Prepayment may be submitted prior to our receipt of the above documents.

2.	The following supporting documents are required in relation to each Debt:-

(a)	A copy of the confirmed purchase order (if applicable);

(b)	A copy of the invoice endorsed with and/or accompanied by a note in the form approved by us stating our interest as assignee; and

(c)	Evidence of Delivery of the Goods satisfactory to us.

3.	If we agree, you may provide us with the lists of the Debts (which shall include the names of Customers, invoices numbers, invoices amounts, due dates of the Debts as well as such other information as required by us) in lieu of the copies of the invoices in respect of the Debts. Notwithstanding this, you shall at any time, upon request by us, promptly provide us with the copies of the invoices evidencing the Debts.

G.	SECURITY AND OTHER DOCUMENTATION

As security for your obligations and liabilities to us under, inter alia, this letter and the Invoice Discounting / Factoring Agreement, we require to hold the following:-

1.	A Guarantee (unlimited amount) from Jerash Garments and Fashions Manufacturing Company Limited [“JGL”] together with a Board Resolution which will be held by us to secure both general banking facilities and debts purchase services extended to your company. This Guarantee will be supported by an “Assignment of Receivables – General” granted by JGL.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

G.	SECURITY AND OTHER DOCUMENTATION (CONT’D)

2.	A Guarantee (unlimited amount) from Jerash Holdings (US) Inc. together with a Board Resolution which will be held by us to secure both general banking facilities and debts purchase services extended to your company.

The authorised signatories of Jerash Holdings (US) Inc. should be duly verified by their bankers. Please also let the Bank have a certified copy of Certificate of Incorporation, Articles of Association and List of current directors of Jerash Holdings (US) Inc. for the Bank’s records.

3.	A Guarantee (unlimited amount) from Mr Choi Lin Hung and Mr Ng Tsze Lun which will be held by us to secure both general banking facilities and debts purchase services extended to your company.

To comply with the Code of Banking Practice and guidance given by the Courts, the Bank needs to obtain your consent before it can provide a copy or summary of the facility, or information on your outstanding liabilities to the Bank, to any guarantor or other third paity providing security (the “Surety”) or to the Surety’s advisors. In addition, if the Bank is obliged to make any formal demand for repayment because you have failed to settle an amount due following our customary reminder, the Bank will also need to provide the Surety with a copy of its demand letter. Whether or not the Bank has made the demand, the Bank will also need to provide the Surety with a copy of the latest statement of account and/or to give the Surety details of your outstanding liabilities to the Bank, whether actual or contingent. By accepting this letter, you are deemed to have consented to the Bank providing any of the aforesaid documents or information to the Surety, to the Surety’s solicitors and other professional advisers. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

4.	A Charge over Securities and Deposits (Unlimited Amount) granted by you will be held by us to secure both general banking facilities and debts purchase services extended to your company.

The Bank has sole discretion to determine whether and to what extent any charged securities granted in favour of the Bank shall be relied upon when it sets or reviews the limit for the facilities. For the avoidance of doubt, the Bank is not obliged to take into account the value of any charged securities when deciding the limit of the facilities. “Securities” means (i) all stocks, shares, securities, debentures, bonds, notes, options, warrants, funds, unit trusts, certificates of deposit, money market instruments, other equity, debt and financial instruments of any kind, (ii) all dividends, interest, distributions and other moneys derived therefrom and (iii) all accretions, allotments, and other benefits accruing or arising in respect thereof,

A charge over your company’s deposit(s) for USD3,000,000.- or its equivalent in other foreign currencies placed with the Bank.

In the event of the value of the foreign currency deposit charged to the Bank falling below the required level and upon the Bank’s request, the Borrower(s) should immediately pledge to the Bank additional security acceptable to the Bank to bring the value back to the threshold.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

G.	SECURITY AND OTHER DOCUMENTATION (CONT’D)

5.	A Letter of Undertaking from Jerash Garments and Fashions Manufacturing Company Limited undertakes to use accounts maintained with the Bank for receiving payments from VF which will be held by us to secure both general banking facilities and debts purchase services extended to your company.

You will be required for so long as these facilities are available to you to comply with the above undertaking(s)/covenant(s). Your compliance or otherwise with the above undertaking(s)/covenant(s) will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the above undertaking(s)/covenant(s) are included in this letter and whether or not you are in breach of any such undertaking(s)/covenant(s).

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising therefrom are to be reimbursed by you on demand.

H.	SPECIAL TERMS

1.	CONFIRMATION OF SURETY(IES)

Jerash Garments and Fashions Manufacturing Company Limited, Jerash Holdings (US) Inc., Mr Choi Liu Hung and Mr Ng Tsze Lun (the “Surety(ies)”) confirm(s) by countersigning this letter that their guarantee and security remain in full force and effect and continues to guarantee or secure the indebtedness referred to in this letter. Furthermore, such liability under the guarantee and security will not be discharged or affected by the Bank extending, increasing, renewing, or otherwise varying the indebtedness referred to in this letter or by any other act, omission or circumstance which might discharge the Surety(ies) to any extent.

2.	Section 83 of the Banking Ordinance and the related regulations in Hong Kong have imposed on the Bank certain limitations on advances to persons related to HSBC Group. In accepting this Letter, you should, to the best of your knowledge, advise the Bank whether you are in any way related or connected to the HSBC Group. In the absence of such advice, the Bank will assume that you are not so related or connected. The Bank would also ask, that if you become aware that you become so related or connected in future, that you immediately advises the Bank in writing. You may refer to the reference page for information on whether you may be considered as related or connected to the HSBC Group.

3.	Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

4.	Please note that our standard service charges are stipulated in the Bank’s Tariff which is accessible at https://www.commercial.hsbc.com.hk/l/2/commercial/customer-service/tariffs. We will provide you with a hard copy of the Tariff at your request.

5.	This letter is governed by and construed in accordance with the laws of Hong Kong.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

H.	SPECIAL TERMS (CONT’D)

6.	No person other than you and us will have any right under the Contracts (Rights of Third Parties) Ordinance to enforce or enjoy the benefit of any of the provisions of this letter.

7.	In the event from time to time that the actual amount of Prepayment (as defined in the Invoice Discounting/ Factoring Agreement) exceeds the Availability, we may, at our sole and absolute discretion, debit such excess amount from your account(s) maintained with us.

8.	The first on-site audit shall be conducted in 6 months from the commencement of the facility.

9.	50% of payment and/or prepayment of the Purchase Price under or pursuant to the Invoice Discounting / Factoring Agreement shall, at our discretion, first be applied to pay and settle all sums of money, obligations and liabilities due or owing by you to the Bank due within 7 days in respect of any account whatsoever between you and the Bank (including, but without limitation, all moneys and liabilities owing by you in respect of the Invoice Discounting / Factoring Agreement, all general banking facilities and any other advances and facilities granted by the Bank to you and all interest thereon).

10.	Buyers Consent is obtained to establish change of billing to your company.

11.	Buyers consent should be obtained for assignment of receivables.

12.	UNDERTAKING(S)/COVENANT(S)

13.	You will be required for so long as these facilities are available to you to comply with the following undertaking(s)/covenant(s). Your compliance or otherwise with the following undertaking(s) /covenant(s) will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following undertaking(s)/covenant(s) are included in this letter and whether or not you are in breach of any such undertaking(s)/covenant(s).

The borrower, Treasure Success International Limited, hereby undertakes that Mr Choi Lin Hung and Mr Ng Tsze Lun undertake should maintain no less than 50% of shareholding of Treasure Success International Limited.

A set up fee of USD10,000.- will be charged to the debit of your current account upon receipt of your acceptance to this offer letter.

Please arrange for your authorised signatories to sign and return to us the duplicate copy of this letter with Appendix to signify your understanding and acceptance of the terms and conditions under which debts purchase services are offered. Additionally please arrange for the delivery to us a certified copy of your Articles of Association for our reference.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

This offer will remain open for acceptance until the close of business on 27 June 2017 and if not accepted by that date will be deemed to have lapsed.

We look forward to the development of a mutually beneficial and lasting relationship.

Yours faithfully

For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

/s/ Xavier Ip
Xavier Ip
Vice President
/ia

Encl

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

We agree to and accept all the terms and conditions set out above. We hereby confirm that our request for the credit facility(ies) stated in this letter was not referred by any intermediary. We understand that the Bank does not appoint any third parties to handle credit applications from small and medium-sized enterprises.

For and on Behalf of

TREASURE SUCCESS INTERNATIONAL LIMITED

/s/ Choi Lin Hung
Authorized Signature(s)

CONFIRMATION OF SURETY(IES)	CONFIRMATION OF SURETY(IES)

/s/ Choi Lin Hung	/s/ Ng Tsze Lun
Name of Surety(ies) : CHOI LIN HUNG	Name of Surety(ies) : NG TSZE LUN

CONFIRMATION OF SURETY(IES)

/s/ Choi Lin Hung
Name of Surety(ies) : Jerash Garments and Fashions Manufacturing Company Limited

CONFIRMATION OF SURETY(IES)

/s/ Choi Lin Hung
Name of Surety(ies) : Jerash Holdings (US) Inc.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

APPENDIX: DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
Hong Kong Interbank Offered Rate (HIBOR) * and 1	HKD

“HIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am Hong Kong time on the proposed date of advance (or such other time or day if the market practice differs in the Hong Kong interbank market, as determined by the Bank), if any such rate is below zero, HIBOR will be deemed to be zero.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for Hong Kong dollars and for the relevant period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of HIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means the Hong Kong Association of Banks or any other person to whom the administrator function of the HIBOR fixing process is transferred from time to time.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

Benchmark	Applicable Currency	Definition of Benchmark
London Interbank Offered Rate (LIBOR) * and 1	CHF EUR GBP JPY USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Note:

1.	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by The International Swaps and Derivatives Association (ISDA) for situation where there is no current quote available for below maturities:-
•	From 1 April 2014, HIBOR: 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months
•	LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

TREASURE SUCCESS INTERNATIONAL LIMITED	5 June 2017

Reference Page

You may be considered as related or connected to the HSBC Group if you are:

(a)	a director or employee of a member of the HSBC Group;
(b)	a relative of a director or employee of a member of the HSBC Group;
(c)	a firm, partnership or non-listed company in which a member of HSBC Group or director of HSBC Group (or such director’s relative) is interested as director, partner, manager or agent;
(d)	an individual, firm, partnership or non-listed company of which any director of HSBC Group (or such director’s relative) is a guarantor;
(e)	a firm, partnership or non-listed company which any of the persons listed above is able to control and a person has “control” if such person is:
(i)	an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act, or
(ii)	a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary.

“HSBC Group” means HSBC Holdings plc, its subsidiaries, related bodies corporate, associated entities and undertakings and any of their branches and member or office of the HSBC Group shall be construed accordingly.

“relative” for the purposes of this clause means:

(i)	any immediate ascendant, any spouse or former spouse of any such ascendant, and any brother or sister of any such spouse or former spouse;
(ii)	any immediate descendant, and any spouse or former spouse of any such descendant;
(iii)	any brother or sister, aunt or uncle and any nephew or niece and any first cousin;
(iv)	any spouse or former spouse, any immediate ascendant of any such spouse or former spouse, and any brother or sister of any such spouse or former spouse,

and, for the purposes of this definition, any step-child shall be deemed to be the child of both its natural parent and of its step-parent and any adopted child to be the child of the adopting parent, and a spouse shall include anyone living as such.

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